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                                                                      EXHIBIT 12

                              VORNADO REALTY TRUST

          CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
                   FIXED CHARGES AND PREFERRED SHARE DIVIDEND
                                  REQUIREMENTS

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
                                                                                DECEMBER 31,
                                                  ----------------------------------------------------------------------
                                                     2002           2001          2000            1999           1998
                                                  ---------      ---------      ---------       ---------      ---------
   EARNINGS:
   Net income applicable to common shareholders   $ 209,736      $ 227,233      $ 195,301       $ 169,081      $ 131,164
   Minority interest not reflected in fixed
     charges below                                   44,462         19,021         16,668          14,428          3,732
   Equity in income from certain
     partially owned entities in excess
     of distributions                                    --        (28,360)       (19,757)        (16,391)          (983)
   Fixed Charges                                    371,210        319,624        312,021         227,459        152,217
                                                  ---------      ---------      ---------       ---------      ---------
   Earnings                                       $ 625,400      $ 537,518      $ 504,233       $ 394,577      $ 286,130
                                                  =========      =========      =========       =========      =========

   FIXED CHARGES:
   Interest and debt expense                      $ 239,525      $ 173,076      $ 170,273       $ 141,683      $ 114,686
   Capitalized interest                               6,677         11,557         12,269           7,012          1,410
   Preferred stock dividends                         23,167         36,505         38,690          33,438         21,690
   Preferred unit distributions reflected
     in minority interest                            96,122         93,342         85,706          40,570         12,452
   1/3 of rent expense--interest factor               5,719          5,144          5,083           4,756          1,979
                                                  ---------      ---------      ---------       ---------      ---------
   Total Fixed Charges                            $ 371,210      $ 319,624      $ 312,021       $ 227,459      $ 152,217
                                                  =========      =========      =========       =========      =========

   Ratio of Earnings to Fixed Charges                  1.68           1.68           1.62            1.73           1.88
                                                  =========      =========      =========       =========      =========
   Rent Expense                                   $  17,157      $  15,433      $  15,248       $  14,268      $   5,937
                                                  =========      =========      =========       =========      =========
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